Exhibit 5.1

[Reed Smith LLP Letterhead]

August 10, 2009

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703-8466

Ladies and Gentlemen:

We have acted as counsel to Inspire Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3 (File No. 333-141169) (as amended or supplemented, the “Registration Statement”) and the sale of 25,555,555 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) to be offered and sold pursuant to the Registration Statement.

In preparing this opinion, we have reviewed (i) the Registration Statement, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, (iii) the Company’s Amended and Restated Bylaws, as amended to date, and (iv) certain resolutions of the Board of Directors of the Company (the “Board of Directors”) and the Offering Committee of the Board of Directors relating to the Shares and the Registration Statement.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have not reviewed any documents other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein.

Our opinion is expressed solely with respect to the federal securities laws of the United States and the Delaware General Corporation Law. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, subject to the qualifications herein stated, we are of the opinion that the Shares are legally issued, fully paid and nonassessable.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K in connection with the offering of the Shares. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Reed Smith LLP

RKM/EPB/GEG